OCTOBER 31, 2014 / 03:00PM GMT, DW - Q3 2014 Drew Industries Inc Earnings Call

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DW - Q3 2014 Drew Industries Inc Earnings Call

EVENT DATE/TIME: OCTOBER 31, 2014 / 03:00PM GMT

OCTOBER 31, 2014 / 03:00PM GMT, DW - Q3 2014 Drew Industries Inc Earnings Call

CORPORATE PARTICIPANTS
Renee Ketels Lambert Edwards - IR
Jason Lippert Drew Industries Incorporated - CEO & Director
Joe Giordano Drew Industries Incorporated - CFO & Treasurer
Scott Mereness Drew Industries Incorporated - President

CONFERENCE CALL PARTICIPANTS
Daniel Moore CJS Securities - Analyst
Wenjun Xu Thompson Research Group - Analyst
Greg Badishkanian Citigroup - Analyst
Scott Stember Sidoti & Co. - Analyst
Barry Kaplan Maple Tree Capital - Analyst
Sasha Kostadinov Shaker Investments - Analyst
Kevin Leary Spitfire Capital - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the third-quarter 2014 Drew Industries Incorporated earnings conference call. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes. At this time, I would now like to turn the conference over to your host for today, Ms. Renee Ketels. Ma'am, you may proceed.

Renee Ketels - Lambert Edwards - IR

Good morning, everyone and welcome to the Drew Industries 2014 third-quarter conference call. I'm Renee Ketels with Lambert Edwards, Drew's Investor Relations firm and I am joined on the call today by members of Drew's management team, including Jim Gero, Chairman of the Board; Jason Lippert, CEO and a Director; Scott Mereness, President; and Joe Giordano, CFO and Treasurer.

Management will be discussing third-quarter results in just a moment, but first they have asked me to inform you that certain statements made in today's conference call regarding Drew Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result, the Company cautions you that there are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in the Company's earnings release and its Annual Report on Form 10-K and in its other filings with the SEC. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made except as required by law. With that, I would like to turn the call over to Jason Lippert. Jason?

Jason Lippert - Drew Industries Incorporated - CEO & Director

Thank you, Renee and thank you all for joining us on the call today. Before we get started, I just wanted to say a quick thanks to Leigh Abrams. Many of you know Leigh. He stepped out of the Chairman role, as a lot of you know, this year and thought it was noteworthy to add that he has not missed one of these calls in 30 years. So we know Leigh is out there listening and we just wanted to thank him for all the support he's given the Company over the years in that role.

But we are pleased with our announcement this morning of consolidated net sales for the third quarter of 2014, up 17% year-over-year on continued improvement in the underlying business. Our success at Drew has largely been based on the quality of our people and the unique culture we've developed and we expect continued success going forward as a result of this focus.

The RV industry is strong and wholesale production was up 9% for the first nine months of 2014, which points to a total wholesale production forecast for 2014 of about 350,000 units, the highest level since 2006. We firmly believe the RV Industry Association advertising through its "Go RVing" campaign, the growing popularity of the RV lifestyle and the rising number of baby boomers hitting retirement age have resulted in the RV industry growing faster than most consumer discretionary industries. We also believe the RV industry will continue to grow in the future because of these favorable demographics.

OCTOBER 31, 2014 / 03:00PM GMT, DW - Q3 2014 Drew Industries Inc Earnings Call

Since the recession, the RV industry has expanded its product offerings to include more entry-level units to reach a broader expanded market and encourage more people to enjoy the RV lifestyle. These smaller units are very popular to first-time buyers, which we believe will lead to long-term RV consumers, a positive indication for the future. In addition, the RVs of today have many more features that are attracting more buyers. Dealers and OEMs are feeling confident about the coming 12 months fueled by the success of new model introductions at the recent annual RV open house in September, ease of financing and dealer inventory levels that are in line with expected demand.

Along with solid growth in the RV industry, our content per RV has increased in the first nine months of 2014. This growth is a testament to the quality of our products, as well as the value of product enhancements and new products our teams are developing. Seeing our investment in research and development result in higher sales is truly rewarding.

To keep growing profitably in the future, in addition to having quality personnel and a solid culture, we must provide our people with the resources and tools to perform their jobs. Over the years, we have learned that adding capacity ahead of industry demand allows for a more efficient and well-planned implementation. As Scott noted in the press release, these improvements have a cost, but as we complete these projects over the coming months, we expect these additional costs to decrease. Accordingly, we are confident that these upfront costs will allow us to grow profitably while keeping a sharp focus on quality, personnel and customer service.

We are continuing to increase the efficiencies and throughput from our existing facilities and processes and lean manufacturing initiatives have been key in these efforts. We have trained over 800 employees of more than our 5000 employees on lean processes and we continue to educate our workforce to help maintain a sustainable lean approach in every aspect of our operations. We still have a long way to go on this effort, but it's exciting to see the progresses to date.

In addition to lean initiatives helping improve efficiencies and lower costs, we are also instituting some sales price increases in the coming months to help offset the rising costs of raw materials and healthcare benefits and other rising business costs.

With respect to adjacent industries such as buses, livestock and cargo type trailers, we have seen sales grow by nearly 100 million since 2010. Going forward, we believe we will continue to grow in adjacent industries and we recently began shipping school bus windows to Bluebird Corporation under a new 12-year supply agreement for nearly all their bus windows. Annual sales to Bluebird are expected to be approximately $10 million annually. Bluebird is one of the world's leading school bus manufacturers and we are thrilled to be working with them.This new arrangement with Bluebird truly demonstrates our talented team's ability to work with and develop new customer partners' products outside the RV industry.

On the international front, we continue our focus on foreign OEMs in developing products tailored for unique local marketplaces. In early September, we participated in the largest RV show in Europe and our feedback on our in-wall slideout was very positive. As a result, we expect to see additional orders from European OEMs, which will be shipped from our US facilities. Our Director of International Business Development will continue to invest time in Australia and Europe, China and other international markets, developing relationships and identifying long-term growth opportunities.

Finally, our organic growth in the aftermarket in recent years has also been strong and is currently at a run rate of $75 million annually as compared to approximately $30 million of annual sales in all of 2010. Our recent acquisition of Duncan Systems and their management team helps to strengthen our aftermarket team as we continue to work toward becoming a significant player in this business. With an estimated 10 million households in North America that own a RV, the long-term potential for growth in the aftermarket is sizable and long-term operating margins are expected to be higher than our current margins.

In summary, our plan remains consistent with what has brought Drew historical success -- continued investment back into the business, growth through acquisitions, new and existing product development, diversification into adjacent markets, growth in existing products and focus on building meaningful long-term relationships with our valued customers, suppliers and employees.

As we have mentioned before, people are our passion and I'm very proud to work with our talented family of managers and employees, as well as our great customers whom we are privileged to serve. The success of our business is based on these strong and lasting relationships with all of these people. We are confident that our commitment to this philosophy and a strong culture of excellence will continue to yield substantial long-term results. Now I'm going to ask Joe to provide a few additional comments and then we will take some questions.

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

Thank you, Jason. During the first nine months and the third quarter of 2014, our sales growth was strong. Our growth was due to increased industrywide RV production and increases in content, as well as the four acquisitions completed here in 2014.

On the date of acquisition, these four acquisitions added a run rate of approximately $67 million in net sales. Specifically the net sales resulting from the four acquisitions completed this year all relate to the RV segment and added about $20 million to our 2014 year-to-date sales, including approximately $15 million in the 2014 third quarter alone.And based on this total historical sales of $67 million noted above and assuming each of these four acquisitions have been accomplished at the beginning of the 12-month period ended September 30, 2014, our consolidated net sales would have increased by an additional $47 million or so for that 12-month period. Our most recent acquisition, Duncan Systems, with annual sales of approximately $26 million, is included within the aftermarket portion of our RV segment.

As noted in the press release, the third quarter of 2014 was impacted by the cost of growing and expanding consistent with what was noted in the second quarter of 2014. And we believe these costs will decrease over the coming months as the projects are completed.

The third quarter of 2014 was also impacted by healthcare and other costs rising more than expected. The increase in healthcare costs was due to increased claims primarily as a result of increased enrollments. We have and we will continue to be extremely diligent and take measurable steps to contain these costs as best as possible. However, maintaining competitive benefits to attract and retain employees is an important component of employee retention and satisfaction, both of which are important factors in

OCTOBER 31, 2014 / 03:00PM GMT, DW - Q3 2014 Drew Industries Inc Earnings Call

producing quality products and providing good customer service. Rising healthcare costs are commonplace in many companies today, and Drew and the other suppliers and OEMs in the RV industry are no exception.

Finally, the rising cost of aluminum and steel also had a greater impact on the third-quarter 2014 results than what was expected. These, as well as other raw materials we use, remain volatile. We are implementing sales price increases, as Jason mentioned, which should fully be in place during the first quarter of 2015 to offset the increases in health insurance, raw materials and other costs that we've seen.

As a result of these higher-than-expected costs, our year-over-year incremental margin was below expectations. However, we believe the steps we have taken in recent years to invest in the business, coupled with the price increases to cover the rising cost of doing business are fundamental steps for the long-term growth and prosperity of the Company.

Selling, general and administrative expenses, SG&A, as a percent of sales increased from 12.7% in the 2014 second quarter to 13.4% in the third quarter of 2014. This increase was primarily due to the spreading of fixed costs over a seasonally smaller sales base, as well as fixed costs added to meet the projected long-term increase in sales. On a year-over-year basis, our SG&A costs remained relatively steady as a percent of sales, but increased in dollars due to the fixed costs added from the 2014 acquisitions and the variable nature of our selling and delivery costs, which comprised approximately 30% of SG&A.

During the first nine months of 2014, our inventory balances increased $26 million, of which $9 million was related to the acquisitions completed in 2014. The remaining increase was due to the rise in the cost of raw materials, an increase in inventory required to meet the growing sales demand of our business and the purchase of certain raw materials in anticipation of a potential dock strike on the West Coast. This threat of a dock strike has passed and we are working to reduce our inventory to more normalized levels to meet the current sales demand. Our inventory turnover has remained strong and for the 12 months ended September 2014 was 8.2 turns compared to 7.8 turns for the year-earlier period.

Turning now to the balance sheet, at nearly $550 million in total assets and approximately $170 million in liabilities, our balance sheet remains strong. And on cash flow during the first nine months of 2014, our cash flow was also strong as we paid the $2 per share special dividend of $47 million, which we had declared at the end of 2013, and we used $100 million for acquisitions and at September 30, we only had $40 million of net debt and we still have substantial remaining borrowing capacity.

Regardless of where we stand on that, our top priority for cash and borrowings remains the same as it has been for the long term and that is to make attractive investments we expect to produce above-average returns. To meet our projected capacity needs, as well as to continue to improve efficiencies, preliminary estimates for 2015 -- we provided you 2014 numbers in the press release -- the preliminary estimates for 2015 are that capital expenditures will be approximately $36 million to $40 million and that 2015 depreciation and amortization will be approximately $35 million to $37 million. Note the timing of certain capital projects may be accelerated or delayed. Either way, this will not change our overall cash flow, but rather just the timing between years and additional capital expenditures may also be required depending upon the extensive sales growth and other initiatives identified by the Company.

Finally, stock-based compensation, which is a non-cash charge, was $8 million for the first nine months of 2014 and we anticipate an additional $2 million of expense in the fourth quarter of 2014. Historically, Drew has granted equity awards annually to key employees and we expect there will be an award again this November. Stock-based compensation has increased over the past few years due to the increase in the use of equity for compensation and in particular, performance-based compensation. For 2015, we expect the impact on net income of all outstanding equity awards to be approximately $0.04 per diluted share, give or take, more than is expected to be recorded in 2014. And in addition, the increase in the use of equity for compensation has led to an increase in diluted shares outstanding, which increased approximately 2% for the third quarter of 2014 as compared to the third quarter of 2013.

We thank you for your time and this is the end of our prepared remarks. Chris, we're ready to take questions.

OCTOBER 31, 2014 / 03:00PM GMT, DW - Q3 2014 Drew Industries Inc Earnings Call

QUESTION AND ANSWER

Operator

(Operator Instructions). Daniel Moore, CJS Securities.

Daniel Moore - CJS Securities - Analyst

Good morning. Just a clarification. Joe, what percentage of the raw material and healthcare cost increases that you called out in Q3 do you think you can recover through price increases as we look out to 2015?

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

I'll start with an answer, Dan and I know Scott and Jason can chime in. We've begun to implement certain sales price increases here already beginning in the fourth quarter and we will continue that over the coming weeks and months and again, hopefully -- well, we anticipate having these implemented by the end of the first quarter fully and we expect to fully offset the cost of our raw material and other rising business costs.

Jason Lippert - Drew Industries Incorporated - CEO & Director

Dan, it's just -- in the natural course of our business, as we see these costs increase like we have, we watch them close, but at the same time we're working with our customers and our customers are working with us and it's obviously not all products, but it's just normal course of doing business. And historically, we've always come up with a good result for both us and our customers. So I hope that answers your question.

Daniel Moore - CJS Securities - Analyst

It does. Very helpful. And in terms of incremental margins, you talked about, including growth-related investment spent, incremental margins being in the mid-teens. As we look out to 2015 given the investments you've already made here in 2014 and some of the price increases you're putting in, do you think you can get closer to your sort of historic 20% range or should we be thinking slightly more conservative than that?

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

Dan, when we look at incremental margins, there are absolutely a lot of variable costs in this and costs that we think may be non-variable like material costs and other things that can creep up. So I don't want to get too specific. The fundamentals of our business continue to support incremental margin on pure variable costs of 15% to 20%. However, raw material costs have been extremely volatile and there are other rising business costs. I mean, fundamentally, we see no reason to deviate from that, but there are just lots of moving parts and aluminum is a great example. It's become a bigger part of our cost of raw materials here and that particular raw material has been very volatile as of late.

And again, we're operating this business on a long-term basis. We're not as much focused on quarter-to-quarter and when we look at our movement in the raw material, and this is a prime example of a quarter, we're not running out changing pricing with our customers every time there's a movement one way or another. We want to make sure that that is more of a long-term type of a change before we make that change. So there may be some quarter-to-quarter impact on items, but again we'll address once we know they are more permanent and long term in nature.

Daniel Moore - CJS Securities - Analyst

One more, just focused on content. Content per towable started to pick up once again growing 4% in the quarter. Maybe talk a little bit about some of the newer products in the pipeline, be it automation, waste management, other products and what type of growth in content for RV do you think is sustainable as we move forward?

Jason Lippert - Drew Industries Incorporated - CEO & Director

OCTOBER 31, 2014 / 03:00PM GMT, DW - Q3 2014 Drew Industries Inc Earnings Call

Well, with the new products specifically and some of those products you mentioned that we're just in the process of launching, it's really hard to determine what the take away is going to be in terms of content. There are some areas that we see that continue to grow like our awnings, but I would say with some of the brand-new products -- IDS was a company we purchased back at the end of Q1 and they have a significant amount of new products that we're putting into the marketplace as we speak. One of those products is a tablet, kind of a home automation tablet that allows you to control a lot of the functionality in your coach from a tablet that comes with the coach, but also gives the user interface to solve problems through videos and just frequently asked questions and things like that. So trying to put more information in the users' hands. We expect that product to take off.

Our IDS company has also come up with some tire pressure management systems and some axle control type technology and things like that that we will be implementing over the coming months. So just from an electronic standpoint, our IDS has really got a handful of products that we're excited to introduce to the market and as the products in general become more geared toward your phone and the Internet, we are going to have products tomorrow that support what people are using today.

Waste management just got introduced at the Elkhart open house in September. It had good response there, but with any new product, it takes a couple of years for us to really start gaining traction.

Scott Mereness - Drew Industries Incorporated - President & COO

Furniture also had a positive impact on content for the quarter.

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

And I think, Dan, we looked at content for years and years. We averaged $170, $180 type of growth in every year content per unit for a dozen years. Probably about two-thirds of that was organic, maybe a third or so from acquisitions and 2013 saw a little bit of a flattening, but I think we are right back if we look at the first nine months or the trailing 12 I guess, here at September. We're up a little over $100 a unit back on that type of trajectory we've seen for the long term in terms of content growth.

Daniel Moore - CJS Securities - Analyst

That's helpful. Thank you again.

Operator

Kathryn Thompson, Drew Industries (sic).

Wenjun Xu - Thompson Research Group - Analyst

Good morning. This is Wenjun sitting in for Kathryn. For the $0.11 EPS impacted by insurance and raw materials, can you provide us a breakdown between these two items?

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

So the raw materials and health insurance combined were about $0.11, as you noted. The split was give or take somewhere down -- probably down the line between those two. It's not an exact perfect number, but I'd say it is close enough to the 50-50 marker. That again can change a little bit by quarter, but that just happened to be for the third quarter.

Wenjun Xu - Thompson Research Group - Analyst

Okay. And then for next quarter, you expect these to continue, so would the 50-50 be fair to model into our models?

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

Scott, do you want to comment?

OCTOBER 31, 2014 / 03:00PM GMT, DW - Q3 2014 Drew Industries Inc Earnings Call

Scott Mereness - Drew Industries Incorporated - President & COO

I was just going to make the comment that specifically in terms of health insurance, the increase in participation rates that we saw this year, we expect those participation rates to level off in future years. So the impact in terms of EPS we feel like will begin to be less of an impact year-on-year when you look at future years as compared to this particular calendar year compared to last year.

Jason Lippert - Drew Industries Incorporated - CEO & Director

We don't expect the participation rate to continue to increase at the rate that it did this year. We just had a significant amount of employees join into the program this year because of all the things that are happening in the healthcare world. So we saw it jump for that reason, but, like Scott said, don't expect that rate to continue quarter-after-quarter.

Wenjun Xu - Thompson Research Group - Analyst

Okay, that's helpful.

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

It also is a factor related to employee retention. As we've talked about in the past, we've had increased employee retention, which has had an impact on the participation rates in our plan also.

Wenjun Xu - Thompson Research Group - Analyst

That's all my questions for today. Thank you.

Operator

Greg Badishkanian, Citigroup.

Greg Badishkanian - Citigroup - Analyst

(technical difficulty) sales a little bit. You had 15% organic growth I believe. That's the most kind of recent trend, a nice pickup from the third quarter and I'm just wondering are your customers and dealers that you speak with also seeing that same acceleration. And maybe just a little bit of color in terms of what's been driving the industry the last few months?

Jason Lippert - Drew Industries Incorporated - CEO & Director

Greg, we didn't hear the very first part of your question.

Greg Badishkanian - Citigroup - Analyst

Basically the acceleration in sales growth and what kind of drove that. Are you seeing that with your dealers and as well as your customers, are you seeing that with them?

Jason Lippert - Drew Industries Incorporated - CEO & Director

Well, first off, Q3 is typically a slow month for us. Everybody's kind of changing over their model year, but right now I mean we posted October numbers; they were really good. We're seeing the same things, the same kind of robustness and momentum on our dealer and OE partners. As we've said, inventories are in line. Our OEMs are adding

OCTOBER 31, 2014 / 03:00PM GMT, DW - Q3 2014 Drew Industries Inc Earnings Call

right around 12 production facilities right now nationwide, which would lead to their optimistic feeling on where the industry is going and where capacity and production is going. So all in all, the feeling of optimism is out there across the board.

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

And just to add on to what Jason said about October, October for a single month was a record for us with $115 million in sales is the single highest month that we've ever had in terms of net sales. And I'm sure that if Leigh was here and talking with us, he would chime in and say that he remembers the day when Drew used to do less than $100 million in a year, let alone $115 million in a month on the sales.

And the other positive factors that are out there in the marketplace today, which I didn't even know that we felt the full effect of, has been the price of gas and oil dropping here in recent months I think is a little bit of a tailwind for the industry, and interest rates continue to remain positive and some favorable lending conditions again are positive factors for the industry today.

Jason Lippert - Drew Industries Incorporated - CEO & Director

At the Open House when all the dealers were in town, to answer your question there, I mean most of them were talking about having record years in their businesses, but the 15% number that you threw out, some dealers are probably better and some not as good. It just depends on where they are at in the country and what types of products the dealers are selling. But the OEMs are certainly enjoying some good momentum right now.

Scott Mereness - Drew Industries Incorporated - President & COO

Yes, and I would make one more comment that a lot of our customers, both in the RV and even in adjacent industries, would be making fixed investments in the growth of their facilities. So if you look at 2015, a lot of our top customers feel positive about where their businesses are headed.

Greg Badishkanian - Citigroup - Analyst

Great, thank you very much.

Operator

Scott Stember, Sidoti.

Scott Stember - Sidoti & Co. - Analyst

Good morning, guys. Could we talk about the aftermarket side? Just tell us how the new awning is going. I know that within the last couple of quarters, you started shipping that product. How is that being received and maybe also talk about Duncan on the windshield side and maybe some of the demand drivers, whether it's insurance-related. Thanks.

Jason Lippert - Drew Industries Incorporated - CEO & Director

Yes, sure. Well, aftermarket is a huge initiative for us right now and we've been focused on it pretty heavily for the last couple of years and we're seeing a lot of good traction in all of our products. You specifically called out awnings and we do have customers picking up awnings. We can't speak to the actual sales of that product right now, but blended if you look at our numbers in aftermarket, we've talked about a trailing 12 of $75 million in 2014. And I would say organically without the acquisition, we're in the neighborhood of 20% plus year-over-year and that trend seems like it's going to continue. We were 97% with the acquisition in Q3.

So we're seeing a lot of positive things happen on the aftermarket side of things. We've got trained aftermarket sales people out in the field now calling on dealers, not only to sell aftermarket parts, but to help service and create better relationships, develop better relationships with our customers, partners and really help them carve a path to how they get replacement parts from Lippert, which is the chunk of our aftermarket business. So Scott, can comment on the Duncan side.

Scott Mereness - Drew Industries Incorporated - President & COO

OCTOBER 31, 2014 / 03:00PM GMT, DW - Q3 2014 Drew Industries Inc Earnings Call

Specifically in terms of Duncan, those guys are having a great quarter, so we're happy with what we've seen so far out of those guys, but in terms of growth next year, we're positive that they're going to -- or we're optimistic that their business will continue to grow. Typically you'd see a few years -- the average life of a motorhome, you typically would see replacements lagging by a few years when something gets replaced in terms of a windshield. So when you look at motorhome growth over the next few years, that will definitely be a tailwind for Duncan's replacement glass business.

Jason Lippert - Drew Industries Incorporated - CEO & Director

And Scott, you fixated on awnings. I'd say probably more importantly than anything else I said there was the fact that we're surpassing 35% of the OEM market is just going to drive the need for more Lippert awnings in the aftermarket as awning parts and whole lines need to be replaced down the road. So obviously there is no aftermarket for our awnings when there's no OEM marketshare, but as we continue to drive the OEM marketshare up, there's just going to be an automatic need for our product down the road.

Scott Stember - Sidoti & Co. - Analyst

Got you. Next question on the adjacent side, you talked about Bluebird with the school buses and the $10 million opportunity for windows. Are there any other content opportunities within a school bus that you guys can go after?

Jason Lippert - Drew Industries Incorporated - CEO & Director

Well, I'd say there's a lot of school bus and bus business out there that we can go after. So we've talked about seating and things like that on this side before, but we are just not ready for it, but buses and a lot of specialty vehicles out there have a lot of opportunity and Bluebird is just the beginning. I like telling the story of Bluebird on our end because we had our engineers and our sales team work in an industry that they had never even really set foot in before and create a pretty cool product and get a pretty sizable contract. I think that shows and demonstrates the talent of our R&D capabilities and our engineering teams and our sales teams and our ability to get out in those adjacent markets and really develop new sales.

Scott Stember - Sidoti & Co. - Analyst

Okay, just one last quick question on Europe. You mentioned that you were at the European RV show and just talk about, maybe a little bit more about the excitement that's being generated from the slide-out unit given the fact that most units, if not all units don't have any slide-outs whatsoever over there.

Jason Lippert - Drew Industries Incorporated - CEO & Director

Yes, that's kind of the way it's been over there. There's not been hardly any slide-outs and definitely no slide-outs in the towable units over there. There are some slide-outs that are very expensive on some of the high-end units, but the volume on those are pretty low over there. So for us and our partners over there that introduce slide-outs on towable units, it's kind of really caught a lot of people's eyes because people haven't seen that before. So our OEM partners over there are very excited. More prototypes and more shows are coming up and we're really excited to see what awaits us there as that product makes it to the retail shows and we start seeing more retail and dealer and OEM demand for that product in the coming 12 months.

Scott Stember - Sidoti & Co. - Analyst

Got you. That's all I have. Thank you.

Operator

Barry Kaplan, Maple Tree Capital.

Barry Kaplan - Maple Tree Capital - Analyst

OCTOBER 31, 2014 / 03:00PM GMT, DW - Q3 2014 Drew Industries Inc Earnings Call

I had two questions for you. The first one is just could you give us a little bit more color on what's behind the raw material price increases for aluminum and steel in an environment where commodity prices generally have been going down? And then my second question is, in the press release, you referred to contingent consideration for Duncan and I just was wondering -- presumably you have contingent considerations for other acquisitions as well. I was just wondering what you're carrying for the total of contingent liability for payments for acquisitions?

Scott Mereness - Drew Industries Incorporated - President & COO

Well, Barry, specifically in terms of raw materials, aluminum has currently been averaging -- is at an 18-month high as far as aluminum goes, so aluminum definitely is up in the last 18 months. Some of our key steel commodities that we're purchasing have been averaging 7% to 8% up over last year. But we definitely are seeing -- we're not seeing commodities down. We're actually seeing commodity pricing up, so as far as that goes -- does that answer your question in terms of raw material?

Barry Kaplan - Maple Tree Capital - Analyst

I was just trying to understand what's driving it. Is there that much demand on the manufacturing side in general?

Scott Mereness - Drew Industries Incorporated - President & COO

So specifically, in terms of aluminum when you look worldwide, more and more automobiles are taking aluminum components, some of which are all aluminum-based chassis. The new F-150 is an all aluminum-based chassis. Aluminum continues to be a go-to material for a lot of manufactured products worldwide. From a steel standpoint, I wouldn't say there's any one particular thing that's driving that in particular like the comment about aluminum, but we might see steel pricing fall back down to a more normal level, but --.

Jason Lippert - Drew Industries Incorporated - CEO & Director

And the conversion costs of aluminum are going up as well, so they are not specific related to the material costs in general; it's the cost of processing the products.

Scott Mereness - Drew Industries Incorporated - President & COO

Yes, I would say that our belief, specifically in terms of aluminum, we feel like there's probably going to be a new normal in terms of conversion costs and albeit higher, maybe a little bit more stable prices, but definitely higher than what we've seen in the past.

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

And I think one thing to watch on aluminum too, which sometimes goes under the radar screen, is there's the price of aluminum and then there's the Midwest premium and that particular cost of a piece of aluminum has been going up significantly over the past time period too.

On the second piece for contingent consideration relating to Duncan, we estimate that number is going to be give or take around $2 million associated with that business. There will be more detail in terms of our entire contingent consideration related to acquisitions in the footnotes to the 10-Q, relatively consistent with last quarter updates for Duncan, the additional $2 million or so.

Barry Kaplan - Maple Tree Capital - Analyst

Okay, fair enough. Thanks a lot.

Operator

Sasha Kostadinov, Shaker Investments.

Sasha Kostadinov - Shaker Investments - Analyst

OCTOBER 31, 2014 / 03:00PM GMT, DW - Q3 2014 Drew Industries Inc Earnings Call

Yes, hi, guys. Thanks for sharing the October sales information, but I have a question about that. I was under the impression that dealer inventories are probably now kind of in line with where dealers would like them to be and probably will be replenished on a retail demand basis based on a comment from one of the OEMs recently. Can you provide a little more color on why you're seeing such strong growth or saw such strong growth in October and is it perhaps a function of the fact that you're going to be passing through some price increases? Could there be some pullforward of demand as a result of that?

Jason Lippert - Drew Industries Incorporated - CEO & Director

Yes, I'd first say that inventories coming into the September show by our counts were low. They were kind of waiting for the show to see the new products to stock up. So we've seen the inventories come back to more of a normal rate, but the last couple years since the September show, the volume through Q4 has gone up significantly. So it's not a huge surprise that October is up. So Joe, I know you've got some comments as well.

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

It's definitely a function of the industry looking to flatten out its production into the slower time period of the year. A few years back, October, November, December, the fourth quarter was much slower, much bigger drop-off from the other quarters of the year. The industry in total has realized that and to keep their efficiencies and keep people employed throughout the year has pushed production into the fourth quarter. So the fourth quarter is again the time to build the inventories backup in anticipation of the spring and summer selling season so that the units -- the units can't be produced by the industry all in the month of March and shipped for April 1 and hit the prime selling season; it has to be done on an even basis.

So we see, between October and March, wholesale shipments exceed retail sales. And that has happened every month of every year going back to 2006 or 2007 and it could be prior to that; I honestly haven't looked. And then the months of April through September, retail exceeds wholesale, again, bringing that inventory back down. That's kind of the 12-month cycle, so seeing October be up is again just the beginning of the complete restocking for some winter selling season in the southern states and the shows the take place and then I guess I'll call it full nationwide spring and summer selling season.

Jason Lippert - Drew Industries Incorporated - CEO & Director

I would also add that the dealers needed product early first quarter last year or this year rather and should have placed orders in the prior quarter and I think we're seeing the dealers continuing to get more trained to buy products Q4, so they got it in Q1 when the demand really hits hard at show season. And I'd also -- you made the comment about maybe buying ahead of price increases and things like that and certainly none of that's going on.

Sasha Kostadinov - Shaker Investments - Analyst

Okay, well, that's very good to hear. Secondly, your comment about the health insurance, it sounds like it was like a $2 million additional cost that you hadn't factored in before. I haven't really heard that from other folks. Is it perhaps because you guys are such a large employer in the area that you're getting more of an impact from that and maybe can you share what your healthcare insurance participation rate is currently?

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

I don't know if we'll get into the levels of our participation. To say that it is up significantly this year from last year is the factual impact. With employee retention, employee turnover having been a higher number a couple years ago, people were coming in, they were working, they were leaving. Now that we've lowered that number as Jason I believe mentioned in his speech last quarter by 40%, we're retaining people more on a longer-term basis and the people that we're retaining, again, are helping our efficiencies, helping our customer service, helping the quality of our products, but they are also people that are now looking to have benefits and take advantage of those benefits and want more of a long-term place to be. And as a result is driving that substantial increase in our healthcare costs.

Jason Lippert - Drew Industries Incorporated - CEO & Director

And for whatever reason, historically, our participation rate probably hasn't been as high as what a lot of other companies are and we saw that jump this year. Again, we feel it specifically because of all the information that's out there on healthcare and people starting to think more about it and probably the ones that didn't have it, whether they fear penalties or what's going to happen down the road or just coming to the realization that it's a good decision, we probably saw the participation rate jump at our Company much more than what other companies that would have a normalized participation rate.

OCTOBER 31, 2014 / 03:00PM GMT, DW - Q3 2014 Drew Industries Inc Earnings Call

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

And I just have one last point on that with HR. We've invested, as we talked about, in our HR team and our HR team is now out much more in our plants, much more educated, much more knowledgeable and our HR team has done a wonderful job of making sure our employees understand the benefit of what their getting over the past year or so. So it's part of -- part of it is those guys doing a really good job. It's part of them just increasing enrollment.

Scott Mereness - Drew Industries Incorporated - President & COO

I think our healthcare enrollment happened late in the calendar year and if you go back to last October with the healthcare mandates, the national healthcare mandate, I think that, when the national enrollment website came online, I think it was September or October of 2013, when you look at that and the timing of our annual enrollment, I think a lot of employees felt that they needed to have healthcare. And the easiest way to do that was to enroll in our health insurance plan, which is fine by us. We can't control the participation rate, but we can control our things like wellness and consumerism and we're going to continue to focus on the things that we do have control over and I think that you would see future years more modest cost increases.

Sasha Kostadinov - Shaker Investments - Analyst

Okay, that's helpful. Thank you, guys. That's good detail. One last quick question. What is your capacity to push through price increases and what's the sensitivity of demand to that?

Jason Lippert - Drew Industries Incorporated - CEO & Director

Well, it's not something we're doing every year. Our customers understand, as I explained a little bit ago, that they typically know that when we come to the table that we've seen a long-term impact because we're not in quarter-to-quarter or even year in and year out looking for price increases. So it's just a process where throughout a couple quarters we work with our customers to explain where we're at and whether they are material-related costs or increased business costs, we sit down and explain it. We always come to a compromise. We've always been successful coming up with a compromise that our customers understand and that we can live with.

Sasha Kostadinov - Shaker Investments - Analyst

Okay, thanks, guys.

Operator

(Operator Instructions). Kevin Leary, Spitfire Capital.

Kevin Leary - Spitfire Capital - Analyst

Hi, guys, just a couple questions on growth in the quarter. So starting with towable content, up about $100 year-over-year. Can you tell us what the contribution was from acquisitions on that rough $100 increase? I know most of your RV acquisitions were in other reported RV segments, but I'm just curious what the actual number was.

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

Yes, Kevin, this is Joe. It was very small.

Kevin Leary - Spitfire Capital - Analyst

Like a couple of dollars? Just order of magnitude

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

OCTOBER 31, 2014 / 03:00PM GMT, DW - Q3 2014 Drew Industries Inc Earnings Call

It was not more than $10 of that $100; I can tell you that.

Kevin Leary - Spitfire Capital - Analyst

Okay, got it, got it.

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

Now on the motorhome side, it was a little bit bigger on the motorhome side as we had talked about last quarter.

Kevin Leary - Spitfire Capital - Analyst

Okay, got it. Bigger on motorhome. And then similarly within adjacent industry, what was the organic growth in the quarter under RV?

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

So you're talking RV adjacent --?

Kevin Leary - Spitfire Capital - Analyst

Adjacent industry.

Joe Giordano - Drew Industries Incorporated - CFO & Treasurer

Just for the quarter. So acquisitions for just the adjacent piece of the RV segment added $2 million to $3 million in sales and the balance again about $2.5 million, $3 million of sales growth for just the quarter was organic growth.

Kevin Leary - Spitfire Capital - Analyst

Great, thanks. That's helpful. And then one quick question on the manufactured housing side. So content has continued to trend down and I presume that's mostly because of this single large customer we've heard about vertically integrated, but do those declines lap or go away at some point as that vertical integration anniversaries or how should we think about content for the next year or two years on the manufactured housing side?

Scott Mereness - Drew Industries Incorporated - President & COO

So that vertical integration largely started in October of 2013. But when you look at the Q4 impact for 2014, it should be beginning to level off as far as that goes.

Kevin Leary - Spitfire Capital - Analyst

Okay, great. That's all I had. Thanks, guys.

Operator

We have no further questions at this time. I would now like to pass the call back over to Jason for any closing remarks.

OCTOBER 31, 2014 / 03:00PM GMT, DW - Q3 2014 Drew Industries Inc Earnings Call

Jason Lippert - Drew Industries Incorporated - CEO & Director

I just want to thank you all again for your time and we look forward to seeing you at the 2014 year-end earnings call. Thanks, everybody.

Operator

Ladies and gentlemen, that concludes today's conference. Thank you so much for your participation. You may now disconnect. Have a great day.

Editor

This transcript contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's Common Stock and other matters. Statements in this transcript that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this transcript are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel-based components and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, employee benefits, employee retention, inventory levels of retail dealers and manufacturers, levels of repossessed products for which we sell our components, seasonality and cyclicality in the industries to which we sell our products, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the pace of and successful integration of acquisitions and other growth initiatives, realization of efficiency improvements, the successful entry into new markets, the costs of compliance with increased governmental regulation, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013, and in our subsequent filings with the Securities and Exchange Commission. We disclaim any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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